Colombia Clean Power & Fuels, inc

December 3, 2010

Barry M. Kitt
Pinnacle Family Office Investments, L.P.
4965 Preston Park Blvd
Suite 240
Plano, TX  75093

Dear Barry:

This letter (the “Letter”) supplements the Subscription Agreement dated December 3, 2010 (the “Agreement”) by and between Colombia Clean Power & Fuels, Inc. (the “Issuer”) and Pinnacle Family Office Investments, L.P. (“Pinnacle”), subject to the terms and conditions set forth herein.  Capitalized terms herein shall have the same meaning as the Agreement.

1.      Right of First Refusal.  The Issuer hereby grants to Pinnacle the right of first refusal to purchase up to 12.5% of any offering of New Securities (defined herein), subject to the limitations, terms and conditions set forth herein.

a.      Subject to the limitations set forth in Section 1.b., “New Securities” shall mean any Preferred Securities, Debt Securities or Common Stock (each as defined herein) issued by the Issuer after the date of the Agreement.

(i)         “Preferred Securities” shall mean any preferred stock of the Issuer, and rights, convertible securities, options or warrants to purchase such preferred stock;

(ii)        “Debt Securities” shall mean any convertible or non-convertible indebtedness of the Issuer, whether accompanied by warrants or otherwise, and rights, convertible securities, options or warrants to purchase such indebtedness; and

(iii)       “Common Stock” shall mean any shares of common stock of the Issuer, and rights, convertible securities, options or warrants to purchase such Common Stock.

b.      The term “New Securities” shall not include:

(i)         the Notes and the Investor Warrants;

(ii)        the Common Stock or the Preferred Stock (as such term is defined in the Notes) issuable upon conversion of the Notes or exercise of the Investor Warrants, as applicable;

(iii)       securities issued or issuable to officers, employees, directors, consultants, placement agents, and other service providers of the Issuer (or any subsidiary) pursuant to stock grants, option plans, purchase plans, agreements or other employee stock incentive programs or arrangements approved by the Board of Directors of the Issuer;

4265 San Felipe Street, Suite 1100 ▪ Houston, TX 77027 ▪ info@colombiacleanpower.com

(iv)        securities issued pursuant to the conversion or exercise of any convertible or exercisable securities outstanding as of the date of this Agreement;

(v)         securities offered pursuant to a bona fide, firmly underwritten public offering pursuant to a registration statement filed under the Securities Act;

(vi)        securities issued or issuable pursuant to the acquisition of another corporation by the Issuer by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors of the Issuer;

(vii)        securities issued or issuable to banks, equipment lessors or other financial lending institutions pursuant to a commercial leasing or debt financing transaction approved by the Board of Directors of the Issuer; and

(viii)       any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (vii) above.

c.      If the Issuer proposes to issue New Securities, it shall give the Subscriber written notice of its intention, describing the type of New Securities, their price and the general terms upon which the Issuer proposes to issue the New Securities.  The Subscriber shall have fifteen (15) days after any such notice is mailed or delivered to agree to purchase up to the applicable percentage of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Issuer and stating therein the quantity of New Securities to be purchased.

d.      If the Subscriber fails to exercise fully the right of first refusal within such fifteen (15) day period (the “Election Period”), the Issuer shall have one hundred and twenty (120) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within one hundred and twenty (120) days from the date of such agreement) to sell that portion of the New Securities with respect to which the Subscriber’s right of first refusal option set forth herein was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Issuer’s notice delivered pursuant to this Letter.  If the Issuer has not sold within such one hundred and twenty (120) day period following the Election Period, or such one hundred and twenty (120) day period following the date of such agreement, the Issuer shall not thereafter issue or sell any New Securities without again offering such securities to the Subscriber as provided in this Letter.

e.      The Right of First Refusal granted herein shall expire on the earlier of: (i) the final closing of an offering of New Securities with minimum gross proceeds of ten million dollars ($10,000,000), or (ii) the second anniversary of the date of the Agreement.

If the foregoing is in accordance with your understanding, please sign two copies and return one to me, whereupon this letter shall constitute a binding agreement between the Issuer and Steelhead.

Sincerely yours,

COLOMBIA CLEAN POWER & FUELS, INC.

By:	/s/ Edward P. Mooney
Name: Edward P. Mooney
Title: Chief Executive Officer

Confirmed and agreed to this 3rd day of December, 2010

PINNACLE FAMILY OFFICE INVESTMENTS, L.P.

By:	/s/Barry M. Kitt
Name:	Barry M. Kitt
Title:	Manager,, Pinnacle Family Offices, L.L.C.
the General Manager of Pinnacle Family Office Investments, L.P.
dba Pinnacle III Investments